Exhibit (a)(ii)

STATE of DELAWARE

CERTIFICATE of TRUST

of

ORIGIN REAL ESTATE CREDIT INTERVAL FUND

This Certificate of Trust is being duly executed and filed on behalf of the statutory trust formed hereunder by the undersigned, as the sole trustee, to form a statutory trust in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code § 3801 et seq.) (the “Act”) and sets forth the following:

1. Name. The name of the statutory trust formed hereby is “Origin Real Estate Credit Interval Fund” (the “Trust”).

2. Registered Investment Company. Prior to or within 180 days following the first issuance of beneficial interests, the Trust will become a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. § 80a-1 et seq.).

3. Registered Office and Registered Agent. The Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process. The registered office of the Trust in the State of Delaware is:

1209 Orange Street

Corporation Trust Center

Wilmington, Delaware 19801, County of New Castle

The name of the registered agent of the Trust for service of process at such location is The Corporation Trust Company.

4. Reservation of Rights. The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in the Certificate of Trust, in the manner now or hereafter prescribed by statute.

5. Notice of Limitation of Liabilities of Series Pursuant to 12 Del. Code §3804(a). Notice is hereby given that the Trust is or may hereafter be constituted as a series trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof.

6. Effective Date. This Certificate of Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust as of this 31st day of March, 2025.

/s/ David Scherer
David Scherer, as sole Trustee